Exhibit 99.1

Company Contact: Nicholas R. Schacht President and CEO (703) 709-9119 nick_schacht@learningtree.com

LEARNING TREE ANNOUNCES FIRST QUARTER FISCAL YEAR 2009 RESULTS

Reston, VA — February 10, 2009—Learning Tree International, Inc. (NASDAQ: LTRE, “Learning Tree”) announced today its revenues and results of operations for its first quarter of fiscal year 2009, which ended January 2, 2009. Revenues for the quarter were $38.0 million, compared to $50.9 million in the first quarter of fiscal 2008. Learning Tree reported income from operations for the quarter of $2.7 million compared with income from operations of $8.5 million for the same quarter of the prior fiscal year. Net income for the first quarter of fiscal 2009 was $1.8 million, compared with net income of $5.9 million for the first quarter of fiscal 2008. Earnings per share on a fully diluted basis for the first quarter of fiscal 2009 were $0.11, compared with earnings per share of $0.35 for the same quarter of the prior fiscal year.

Compared with the first quarter of fiscal 2008, revenues during the quarter were adversely affected by a 12% decline in the number of course participants per available training week, a 9% unfavorable effect of changes in foreign exchange rates and one less week available for training as a result of calendar effects and holidays.

“By focusing on maintaining margins and controlling operating costs, we remained profitable in the quarter despite the effects of the global financial crisis on revenues and changes in foreign exchange rates,” commented Learning Tree President and CEO Nicholas R. Schacht. “While we expect a challenging environment for the foreseeable future, we will continue to work hard on managing our costs while attempting to capitalize on our strengths to capture additional market share.”

Learning Tree International is a leading worldwide provider of vendor-independent education and training to managers and IT professionals in business and government organizations. Learning Tree develops, markets and delivers a broad, proprietary library of instructor-led courses focused on Web development, operating systems, programming languages, databases, computer networks, computer and network security, object-oriented technology, project management, leadership, communications, business analysis, and strategic business skills. Learning Tree also tests and certifies IT and business professionals, and Learning Tree courses are recommended for college credit by the American Council on Education. In addition, Learning Tree is on the National Association of State Boards of Accountancy National Registry of CPE sponsors and is a Registered Education Provider of the Project Management Institute (PMI). For more information about Learning Tree products and services, call 1-800-THE-TREE (1-800-843-8733), or visit the Learning Tree Web site at www.learningtree.com.

Except for historical information contained herein, the matters addressed in this press release are forward-looking statements. Please do not put undue reliance on these forward-looking statements, since they are based on key assumptions about future risks and uncertainties. Although Learning Tree believes that its assumptions are reasonable, inevitably some will prove to be incorrect. As a result, Learning Tree’s actual future results can be expected to differ from those in this release, and those differences may be material. Learning Tree is not undertaking any obligation to update forward-looking statements. In order to help the reader assess the major risks in Learning Tree’s business, Learning Tree has identified many, but not all, of these risks in Item 1A, “Risk Factors” in Learning Tree’s Annual Report on Form 10-K (“Item 1A”). Please read that exhibit carefully. Some of the factors discussed in Item 1A that could affect Learning Tree include: risks associated with the timely development, introduction, and customer acceptance of Learning Tree’s courses; competition; international operations, including currency fluctuations; changing economic and market conditions; technology development and new technology introduction; efficient delivery and scheduling of Learning Tree’s courses; adverse weather conditions, strikes, acts of war or terrorism and other external events; and attracting and retaining qualified personnel.

Webcast

An investor conference call to discuss first quarter results is scheduled at 4:30 pm EST February 10, 2009. Interested parties are invited to listen to the conference call by accessing the webcast live on Learning Tree’s website www.learningtree.com/investor. The webcast will also be available at www.learningtree.com/investor for replay.

—table follows—

[Table 1—Summary consolidated financial statements and balance sheets]

Table 1

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(all amounts in thousands, except per share amounts)

	Three Months Ended
	January 2, 2009	December 28, 2007
Revenues	$37,966	$50,890
Cost of revenues	16,317	20,331

Gross profit	21,649	30,559

Operating expenses:
Course development	2,211	2,072
Sales and marketing	9,111	10,543
General and administrative	7,655	9,466

Total operating expenses	18,977	22,081

Income from operations	2,672	8,478

Other income (expense), net	378	921

Income before income taxes	3,050	9,399
Provision for income tax	1,208	3,504

Net income	$1,842	$5,895

Earnings per share—diluted	$0.11	$0.35

LEARNING TREE INTERNATIONAL, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED BALANCE SHEETS

(all amounts in thousands)

	January 2, 2009	October 3, 2008
Cash and cash equivalents	$43,639	$51,853
Available for sale securities	17,987	18,909
Trade accounts receivable, net	16,841	19,685
Prepaid expenses and other	9,724	10,847

Total current assets	88,191	101,294
Available for sale securities	21,475	23,440
Depreciable assets, net and other	44,594	47,690

Total assets	$154,260	$172,424

Accounts payable and accrued liabilities	$17,558	$22,353
Deferred revenues	40,936	47,712

Total current liabilities	58,494	70,065
Other	15,200	15,961

Total liabilities	73,694	86,026

Stockholders’ equity	80,566	86,398

Total liabilities and stockholders’ equity	$154,260	$172,424